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                                                                   EXHIBIT 10.42

CADWALADER, WICKERSHAM & TAFT
Attorneys for the Debtors and Debtors in Possession
100 Maiden Lane
New York, New York 10038
(212) 504-6000
Gregory M. Petrick (GP-2175)
Adam C. Rogoff (AR-0820)
Barry N. Seidel (BS-1945)

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re:                                        Chapter 11

IN RE LODGIAN, INC., et al.,                  Case Nos. 01-16345 et seq.
                                              Jointly Administered
                           Debtors.           Judge Burton R. Lifland

         AGREED ORDER REGARDING DEBTORS' MOTION FOR ENTRY OF ORDERS (1)
       AUTHORIZING THE DEBTORS-IN-POSSESSION TO (A) OBTAIN POST- PETITION
         FINANCING, (B) GRANT LIENS AND PRIORITY ADMINISTRATIVE EXPENSE
        CLAIMS STATUS, (C) MODIFY THE AUTOMATIC STAY, AND (D) ENTER INTO
        FINANCING AGREEMENT; AND (2) APPROVING THE USE OF CASH COLLATERAL
           AND GRANTING ADEQUATE PROTECTION REGARDING NATIONWIDE LOANS

      This matter came before the Court upon the motion (the "Motion") of Lodgian, Inc. ("Lodgian") and the other above-captioned Debtors and Debtors-in-Possession (the "Guarantors," collectively with the Borrower, the "Debtors"), pursuant to Sections 105, 361, 362, 363, 364, 503(b) and 507 of
Title 11 of the United States Code (the "Bankruptcy Code") and Rule 4001 of the Federal Rules of Bankruptcy Procedure ("the "Bankruptcy Rules"), (I) authorizing the Debtors to (a) obtain post-petition financing; (b) grant liens and priority administrative expense claim status; (c) modify the automatic stay; and (d) enter into the Revolving Credit and Guaranty Agreement, the form of which was annexed to the Motion as Exhibit A (the "DIP Credit Agreement"); (II) approving the use of cash collateral and granting
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adequate protection therefor; and (III) scheduling a final hearing on the post-petition financing and use of cash collateral.

            The Motion sought, among other things: (a) Authorization for the Borrower to obtain post-petition financing (the "Financing") and for the Guarantors to guaranty the payment by the Borrower of its obligations thereunder up to a maximum aggregate principal amount of $25,000,000 (the actual available principal amount at any time being subject to conditions precedent as set forth in the DIP Credit Agreement), from Morgan Stanley Senior Funding, Inc. ("MSSF"), as acting administrative agent and collateral agent (the "Agent") for itself and a syndicate of financial institutions (together with the Agent, the "DIP Lenders") to be arranged by MSSF and Lehman Brothers Inc.; (b) The granting of adequate protection to the lenders and administrative agent under the Credit Agreement dated July 23, 1999 (as amended, the "Pre-Petition Agreement") among Lodgian Financing Corp., Lodgian, Inc., Impac Hotel Group, LLC, Servico, Inc., the Other Affiliate Guarantors party thereto, the lenders party thereto (the "Pre-Petition Lenders"), MSSF, as Administrative Agent (the "Pre-Petition Agent"), Collateral Agent, Co-Lead Arranger, Joint Book Manager and Syndication Agent, Lehman Brothers Inc., as Co-Lead Arranger and Joint-Book Manager and Lehman Commercial Paper Inc., as Documentation Agent; whose liens and security interests are being primed by the Financing; and (c) Authorization for the use by the Debtors of cash collateral (as such term is defined in the Bankruptcy
Code) in which the Pre-Petition Lenders have an interest, and the granting of adequate protection to the Pre-Petition Lenders with respect to such use of their cash collateral.

            Nationwide Life Insurance Company ("Nationwide") filed an Objection to the Motion. Nationwide and the Debtors have reached agreement on the terms of the Debtors' proposed use of Nationwide's cash collateral and the Financing related to Nationwide's secured claims.


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            Upon the record made by the parties at the hearing on the Motion, the Motion and Nationwide's objection, and after due deliberation and consideration and sufficient cause appearing therefor, IT IS HEREBY FOUND, DETERMINED, ORDERED AND ADJUDGED, THAT:

            1. This Order supplements and amends this Court's earlier Orders regarding Debtor's use of cash collateral and entering into Financing, as those Orders relate to Nationwide's secured claims. Terms not defined in this Order shall have the meaning set forth in the Debtors' Motion.

            2. Nationwide is the lender with respect to six (6) loans to one or more Debtors (the "Nationwide Loans"). Five of the Nationwide Loans were made in December, 1998, and have maturity dates of November 30, 2002. Those loans are secured by leasehold mortgages on: the Holiday Inn, Jekyll Island, Georgia (the "Jekyll Island Loan"); the Holiday Inn - Inner Harbor, Baltimore, Maryland (the "Inner Harbor Loan"); Holiday Inn - BWI, Linthicum Heights, Maryland (the "BWI Loan"); the Holiday Inn, Glen Burnie, Maryland (the "Glen Burnie Loan"); and the Holiday Inn, Lancaster, Pennsylvania (the "Lancaster Loan"). These five loans are collectively referred to hereinafter as the "December 1998 Loans." The hotels securing those loans are collectively referred to hereinafter as the "December 1998 Properties". The December 1998 Loans are cross-collateralized, cross-defaulted and cross-guaranteed. The borrowers under the Nationwide Loans are hereinafter referred to as the "Nationwide Borrowers."

            3. Nationwide is also lender with respect to a sixth loan, dated April 26, 1999, and secured by a mortgage on the Residence Inn, Dedham, Massachusetts (the "Dedham


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Loan"). The Dedham Loan matures on April 30, 2002. The property securing the
Dedham Loan is referred to hereinafter as the "Dedham Property."

            4. Without prejudice to the rights of any other party (but subject to the limitations thereon contained in paragraph 13 below), the Debtors stipulate and agree that the liens and security interests granted to Nationwide pursuant to the Nationwide Loans, and pursuant to all leasehold mortgages, mortgages and security documents executed by any of the Debtors in favor of Nationwide in connection with the Nationwide Loans are (i) valid, perfected, enforceable, first priority liens and security interests in the personal and real property described in such documents, (ii) not subject to avoidance or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law, and (iii) are subject only to (x) the priming liens and security interests granted to the Agent and the DIP Lenders pursuant to the DIP Financing Order and the DIP Credit Agreement (the "DIP Priming Liens"), (y) the Carve-Out (as defined in the Motion) to which the DIP Priming Liens are subject, and (z) the Qualified Pre-Petition Liens (if any) related to the Nationwide Hotels. Debtors further stipulate that the aggregate value of the collateral securing the Nationwide Loans, as of December 20, 2002 (the "Petition Date"), exceeds the aggregate amount of the pre-petition debt outstanding under the Nationwide Loans.

            5. Consistent with the terms of the DIP Financing Order, the DIP Credit Agreement and the Cash Collateral Order, the Debtors are hereby authorized to use all cash collateral of Nationwide (in amounts consistent with the terms of the Budget), provided that Nationwide is granted adequate protection as hereinafter set forth. The unsecured creditors' committee may use up to $20,000 (plus reasonable disbursements and out-of-pocket expenses, including UCC searches and real estate title reports) of Nationwide's cash collateral to review Nationwide's liens as contemplated by paragraph 13 of this Order.


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            6. Nationwide is entitled, pursuant to Sections 361, 363(e) and
364(d)(1) of the Bankruptcy Code, to adequate protection of its interest in the collateral securing the Nationwide Loans (the "Nationwide Collateral"), including the cash collateral, for any diminution in value of Nationwide's interests in the Nationwide Collateral as of the Petition Date, including, without limitation, any such diminution resulting from the use by the Debtors of cash collateral, and any other Nationwide Collateral, the priming of Nationwide's security interests and liens in the Nationwide Collateral by the Agent and the DIP Lenders pursuant to the DIP Credit Agreement and the DIP Financing Order and the imposition of the automatic stay pursuant to Section 362 of the Bankruptcy Code. As adequate protection, Nationwide is hereby granted the following (in addition to any adequate protection granted to Nationwide or any Primed Lender in other Orders regarding Debtors' use of cash collateral and/or Financing and subject to the subordination provisions set forth below) (collectively, the "Nationwide Adequate Protection"):

                  (a) Adequate Protection Liens. Nationwide is hereby granted (effective upon the date of this Order, and without the necessity of execution by the Debtors of mortgages, security agreements, pledge agreements, financing statements or other agreements) a replacement security interest in and lien upon the Nationwide Collateral, subject and subordinate only to (i) the security interest and liens granted to the Agent for the benefit of the DIP Lenders under the DIP Financing Order and pursuant to the DIP Financing Documents, and (ii) the provisions of the Carve-Out, as applicable, provided that the property subject to the security interests and replacement liens granted to Nationwide as set forth herein shall exclude the Debtors' claims and causes of action under sections 502(d), 544, 545, 547, 548, 549,
                        550 or 551 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code.

                  (b)   Primed Lender AP Lien. Pursuant to section 363(c) and
                        (e) and 361 of the Bankruptcy Code, all of the Debtors hereby grant to Nationwide a perfected security interest in and lien upon all pre- and post-petition property of the Debtors (including, without limitation, cash collateral, inventory, accounts receivable, other rights to payment, contracts, property, plant, equipment, general intangibles, documents, instruments, interests in leaseholds, real


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                        property, patents, copyrights, trademarks, trade names,
                        other intellectual property capital stock of subsidiaries, and the proceeds of all the foregoing), whether now existing or hereafter acquired, that is pari passu with the other Primed Lender AP liens, except as with respect to the Subordinated Lien Amount (as defined below) subject only to (i) the DIP Priming Lien (but only to the extent of the Attributable DIP Amount); (ii) Qualified Prepetition Liens; (iii) a Specific AP Lien with respect to any of the Debtors' properties; and (iv) the Carve-Out (but only to the extent of the Attributable DIP Amount); provided, however, that Nationwide shall subordinate the Subordinated Lien Amount of its Primed Lender AP Lien to payment in full of all unsubordinated Primed Lender AP Liens of each other Primed Lender. For purposes of this order, the Subordinated Lien Amount shall mean an amount equal to twenty-five percent (25%) of the total claim of Nationwide at the relevant time as it relates to the December 1998 Loans. The Subordinated Lien Amount of Nationwide shall rank pari passu with the Subordinated Primed Lender AP Lien of any other Primed Lender that has also agreed to subordinate its Primed Lender AP Lien. Notwithstanding any provision herein to the contrary, if (but only to the extent that and for so long as) a holder of any Prepetition Mortgage (as defined in the Final Cash Collateral Order) has the benefit of an express restriction or prohibition contained in the certification of incorporation or similar constitutive document of the Debtor owning such property that prevents the creation of the security interest and lien provided by this paragraph 6(b) (including without limitation Impac Hotels II, LLC and Impac Hotels III, LLC), then, such Primed Lender AP Lien shall become effective and enforceable only (i) with consent of such creditor or (ii) upon the payment in full of the claim secured by such Prepetition Mortgage; and further, the property subject to the liens granted to Nationwide as set forth in this Order shall exclude the Debtors' claims and causes of action under sections 502(d), 544, 545, 547, 548, 549, 550 or 551 of the
                        Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code;

                  (c) Payment of Expenses. The Debtors shall use cash collateral securing the Nationwide Loans (or the proceeds of DIP Financing or Limited Intercompany Advances to the extent necessary) to pay monthly the following expenses in the following priority: (i) the operating expenses (including as applicable real estate taxes, property and casualty insurance, equipment lease payments and ground rent payment) of each hotel securing the Nationwide Loans (the "Nationwide Hotels"); (ii) funding of a capital expenditure reserve for each Nationwide Hotel equal to four (4%) percent of total revenues for the immediately preceding month; (iii) the prorata share of each Nationwide Hotel's management cost


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                        allocation (net of management fee revenue) plus the
                        applicable restructuring cost allocation as referenced in paragraph 49(b)(iii) and (iv) of the Motion, and as used in the 2002 Budget attached, computed as follows: budgeted total revenues for each Nationwide Hotel divided by the budgeted total revenues for all Lodgian hotels, for the 12-month period ended December 31, 2002. For the December 1998 Properties, this percentage equals 8.06%. For the Dedham Property this percentage equals 0.75%; (iv) capital expenditures, to the extent actual capital expenditures exceed the amount of pre-petition capital reserve escrows plus the additional reserves set forth in (ii) above; (v) payment of monthly interest at the non-default rate set forth in the Nationwide Loan documents ($438,791.29 for the December 1998 Properties, and $42,417.42 for the Dedham Property); including immediate payment of accrued but unpaid post-petition interest.

                  (d) After payment of such expenses, the Debtors may use any excess cash collateral from the Nationwide Hotels consistent with the budget attached to the Motion and the terms of the Cash Collateral Order. Nationwide shall also receive current cash payments of all fees and expenses payable to Nationwide under the Nationwide Loans, including but not limited to, the reasonable fees and disbursements of Nationwide's counsel in connection with these bankruptcy proceedings to the extent provided in the Nationwide Loan documents.

            7. To secure the DIP Financing, Nationwide consents to a priming lien on the Nationwide Collateral, prorata with the other Primed Lenders and the General AP Liens (as defined in the Motion) provided that the General AP Liens on the Nationwide Collateral shall be junior to the liens granted to Nationwide under the Nationwide Loans. To the extent Nationwide's consent is required to permit the Nationwide Borrowers to incur the obligations or grant the liens contemplated hereunder or in connection with the DIP Financing (whether under the terms of their respective certificates of incorporation, other constituent documents or other instruments or agreements), such consent is hereby given. The prorata percentage shall be computed by dividing the EBITDA on each primed hotel by the total EBITDA for all hotels receiving a priming lien, for the 12-month period ended September 30, 2001. As set forth in Schedule 3.15 attached to the DIP Financing Order, the Priming Liens shall not exceed


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$3,182,000 on the December 1998 Properties, and $471,000 on the Dedham Property.
This prorata treatment shall be consistently applied to all Primed Lenders.

            8. All existing reserves with respect to the Nationwide Hotels shall remain in place and held by Nationwide for the benefit of the Nationwide Hotels and the Nationwide Loans. At Lodgian's direction, payments out of the reserves (to the extent otherwise permitted by the Nationwide loan documents and this Agreement) shall be made directly to the payee rather than paid by Lodgian and reimbursed by Nationwide.

            9. On or before April 30, 2002, Nationwide will extend the maturity date of the Dedham Loan through November 30, 2002, under the same terms and conditions as the existing Dedham Loan. Such extension is not intended to alter in any material respect the rights of the respective parties regarding Nationwide's secured claims. In the event the extension of the maturity date of the Dedham Loan as set forth herein is determined by a further Order of this Court to have such an effect, Debtors shall have the right to revoke such extension and restore the Dedham Loan to its original April 30, 2002, maturity date. Nationwide will grant the Debtors with the option to extend all of the Nationwide Loans from November 30, 2002, through December 31, 2003, under the same terms and conditions as the existing loan documents (the "Extension Option"). The Extension Option will expire on the earlier of (a) November 30, 2002 or (b) confirmation of a plan of reorganization under the Bankruptcy Code in these proceedings. Upon exercise of the Extension Option, Debtors will continue to be bound (including in any plan of reorganization) by the terms and conditions of the existing Nationwide loan documents without modification (except as otherwise expressly provided in this paragraph 9 and paragraph 10 below with respect to the extended maturity date and the prepayment option). Within thirty (30) days after confirmation of the bankruptcy plan, the Debtors will pay all outstanding


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principal and interest, together with any fees and expenses, necessary to bring the Nationwide Loans current.

            10. Nationwide's agreement to extend the maturity of the Nationwide Loans is subject to the following conditions:

                  (a) The Nationwide Loans will continue to bear interest at their current rate through the term of any extension;

                  (b) The December 1998 Loans will remain cross-collateralized and cross-defaulted;

                  (c) The Nationwide Loans shall be prepayable at par at any time;

                  (d) All existing capital and maintenance reserves will remain in place for each of the Nationwide Hotels;

                  (e) All other terms and conditions of the Nationwide loan documents will remain in effect, except to the extent that the Bankruptcy Code may limit the enforceability of certain provisions of those documents;

                  (f) Nationwide may terminate the Extension Option and rescind any extension of the maturity dates, and the original maturity dates shall be reinstated if any of the following events occur prior to confirmation of a plan of reorganization:

                        (i) Debtors fail to timely pay the monthly interest payments due on the Nationwide Loans pursuant to paragraph 6(c) above;

                        (ii) Except to the extent otherwise agreed by Nationwide, the Debtors shall fail to observe the terms of the use of cash collateral as set forth in paragraph 6 above;

                        (iii) Debtors increase the amount of priming liens
                              allocated to the Nationwide Hotels or otherwise change the use of Nationwide's cash collateral as agreed herein, without Nationwide's consent; or

                        (iv) Debtors' trailing 12-month EBITDA, as that term is consistently defined by the Debtors, is less than $8.2 million for the December 1998 Properties, and less than $1,000,000 for the Dedham Property.


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            11. Nationwide shall not be required to file or record financing statements, mortgages, notices of lien or similar instruments in any jurisdiction or take any other action in order to validate and perfect the security interests and liens granted to Nationwide pursuant to this Order.

            12. If any or all of the provisions of this Order are hereafter reversed, modified, vacated or stayed, such reversal, stay, modification or vacation shall not affect the validity and enforceability of any lien or priority authorized or created hereby in favor of Nationwide.

            13. The findings and admissions contained in this Order, including without limitation, the findings and admissions contained in paragraph 4 of this Order, shall be binding upon all parties in interest, including any creditors' committee appointed in this case, unless (a) such committee has timely filed an adversary proceeding or contested matter no later than April 15, 2002, (i) challenging the validity, enforceability, priority or extent of Nationwide's liens on the Nationwide Collateral, or (ii) otherwise asserting any claims or causes of action against Nationwide in connection with the Nationwide Loans; and
(b) the Court rules in favor of the plaintiff in any such timely-filed adversary proceeding or contested matter. If no such adversary proceeding or contested matter is timely filed as of such date, Nationwide's liens on the Nationwide Collateral shall be deemed to have been, as of the petition date, legal, valid, binding, perfected, not subject to recharacterization, subordination or avoidance. If any such adversary proceeding or contested matter is timely filed as of such date, the findings and admissions contained in paragraph 4 shall nonetheless remain binding and preclusive, except to the extent that such findings and admissions are expressly challenged in such adversary proceeding or contested matter.


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            14. Subject to satisfaction of the requirements under the Nationwide
Loan documents and the provisions of paragraph 6(c) of this Order, Nationwide will reimburse the Debtors (from existing capital expenditure reserves) for those capital expenditures made with respect to the Nationwide Hotels.

            15. The provisions of this Order shall be binding upon Nationwide and the Debtors and their respective successors and assigns (including any Chapter 7 or Chapter 11 trustee hereinafter appointed or elected for the estate of any of the Debtors) and inure to the benefit of Nationwide and the Debtors and (except with respect to any trustee hereinafter appointed or elected for the estate of any of the Debtors) their respective successors and assigns.

Dated: FEBRUARY 14, 2002
New York, New York

                                          /S/ JUDGE BURTON R. LIFLAND
                                    ----------------------------------------
                                    Burton R. Lifland, U.S. Bankruptcy Judge

Agreed to:

/s/ Jeffrey Baddeley
-----------------------------
Jeffrey Baddeley
Baker & Hostetler LLP 3200
National City Center
3200 National City Center
1900 E. Ninth St.
Cleveland, OH 44114
(216) 861-7869

Counsel for Nationwide Life Insurance Company

/s/ Barry N. Seidel
-----------------------------
Adam C. Rogoff
Barry N. Seidel
Gregory M. Petrick
Cadwalader, Wickersham & Taft
100 Maiden Lane
New York, NY 10038
(212) 504-6000

Counsel for Debtors


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